Exhibit 99.4

Condensed Consolidated Financial Statements
CamelBak Acquisition Corporation and Subsidiaries
June 30, 2015 and 2014 and December 31, 2014
(unaudited)

CamelBak Acquisition Corporation and Subsidiaries
Periods ended June 30, 2015 and December 31, 2014
(unaudited)

Condensed consolidated balance sheets (unaudited)

	As of June 30,	As of December 31,
	2015	2014
	unaudited	unaudited
Assets
Current assets
Cash and cash equivalents	$1,761,000	$975,000
Accounts receivable, less allowances of $921,000 and $854,000 at June 30, 2015 and December 31, 2014, respectively	28,084,000	22,598,000
Inventory	30,773,000	27,511,000
Current portion of deferred tax asset	2,355,000	2,795,000
Prepaid expenses and other current assets	3,208,000	1,726,000
Total current assets	66,181,000	55,605,000

Property and equipment, net	7,865,000	7,987,000
Goodwill	5,546,000	5,546,000
Intangible, net	158,405,000	162,761,000
Deferred debt issuance costs, net	1,562,000	1,708,000
Non-current portion of deferred tax asset	1,934,000	1,972,000
Other non-current assets	279,000	290,000
Total assets	$241,772,000	$235,869,000

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$7,569,000	$6,431,000
Accrued expenses	7,521,000	9,575,000
Line of credit	14,000,000	5,000,000
Current portion of long-term debt	1,000,000	1,000,000
Accrued interest expense	913,000	355,000
Accrued taxes	843,000	—
Current portion of deferred tax liability	455,000	269,000
Total current liabilities	32,301,000	22,630,000

Long-term debt, less current portion	84,128,000	94,628,000
Non-current portion of deferred tax liability	6,942,000	6,114,000
Other long-term liabilities	432,000	331,000
Tax liability	237,000	218,000
Total liabilities	124,040,000	123,921,000

Stockholders' equity
Common stock, $0.01 par value per share; 11,500 shares authorized; 11,000 shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Series A preferred stock, $0.01 par value; 1000 shares authorized; no shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Series B preferred stock, $0.01 par value; 1000 shares authorized; no shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Additional paid-in capital	113,410,000	112,951,000
Accumulated earnings (deficit)	4,322,000	(1,003,000)
Total stockholders' equity	117,732,000	111,948,000

Total liabilities and stockholders' equity	$241,772,000	$235,869,000

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

CamelBak Acquisition Corporation and Subsidiaries
Periods ended June 30, 2015 and December 31, 2014
(unaudited)

Condensed consolidated statements of comprehensive income (unaudited)

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
	unaudited	unaudited	unaudited	unaudited

Net sales	$42,574,000	$40,879,000	$79,496,000	$79,649,000
Cost of sales	23,673,000	23,500,000	45,364,000	45,365,000
Gross profit	18,901,000	17,379,000	34,132,000	34,284,000

Selling, general and administrative	11,616,000	11,550,000	22,497,000	22,600,000
Income from operations	7,285,000	5,829,000	11,635,000	11,684,000

Other (income) expense, net	(967,000)	20,000	(634,000)	12,000
Interest expense	1,656,000	2,693,000	3,288,000	5,363,000
Net income before income taxes	6,596,000	3,116,000	8,981,000	6,309,000

Income taxes	2,669,000	1,465,000	3,656,000	2,967,000
Net income and comprehensive income	$3,927,000	$1,651,000	$5,325,000	$3,342,000

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

CamelBak Acquisition Corporation and Subsidiaries
Periods ended June 30, 2015 and December 31, 2014
(unaudited)

Condensed consolidated statements of stockholders' equity (unaudited)

	For the periods ended June 30, 2015 and December 31, 2014 (unaudited)

	Common stock		Preferred stock		Additional
					paid-in	Accumulated
	Shares	Amount	Shares	Amount	capital	earnings (deficit)	Total

Balance at January 1, 2014	11,000	$—	—	$—	$111,061,000	$(9,627,000)	$101,434,000

Accretion of incentive and profit interests	—	—	—	—	945,000	—	945,000

Net income	—	—	—	—	—	4,010,000	4,010,000

Balance at December 31, 2014	11,000	—	—	—	112,951,000	(1,003,000)	111,948,000

Accretion of incentive and profit interests	—	—	—	—	459,000	—	459,000

Net income	—	—	—	—	—	5,325,000	5,325,000

Balance at June 30, 2015	11,000	$—	—	$—	$113,410,000	$4,322,000	$117,732,000

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

CamelBak Acquisition Corporation and Subsidiaries
Periods ended June 30, 2015 and December 31, 2014
(unaudited)

Condensed consolidated statements of cash flows (unaudited)

	For the six months ended ended
	June 30,	June 30,
	2015	2014
	unaudited	unaudited
Cash flows from operating activities
Net income	$5,325,000	$3,342,000
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	1,935,000	2,493,000
Amortization expense	4,356,000	4,356,000
Deferred taxes	1,511,000	1,725,000
Amortization of debt issuance costs	246,000	296,000
Stock-based compensation expense	459,000	473,000
Allowance for doubtful accounts receivable	42,000	157,000
Loss on sales of assets	—	5,000
Changes in operating assets and liabilities
Accounts receivable	(5,528,000)	(12,414,000)
Inventory	(3,262,000)	4,492,000
Prepaid expenses and other assets	(1,836,000)	(57,000)
Accounts payable	1,138,000	1,199,000
Accrued liabilities	(1,942,000)	(1,958,000)
Accrued interest expense	558,000	589,000
Accrued tax expense	1,197,000	793,000
Net cash provided by operating activities	4,199,000	5,491,000

Cash flows from investing activities
Purchase of property and equipment	(1,813,000)	(2,133,000)
Proceeds from sale of property and equipment	—	14,000
Net cash used in investing activities	(1,813,000)	(2,119,000)

Cash flows from financing activities
Payments on related party loans	(10,500,000)	(500,000)
Borrowing on related party revolving credit facility	29,000,000	15,000,000
Repayments on related party revolving credit facility	(20,000,000)	(16,000,000)
Loan origination fees	(100,000)	—
Net cash used in financing activities	(1,600,000)	(1,500,000)

Net increase in cash and cash equivalents	786,000	1,872,000

Cash and cash equivalents - beginning of period	975,000	1,168,000

Cash and cash equivalents - end of period	$1,761,000	$3,040,000

Supplemental disclosures of cash flow information
Interest paid	$2,484,000	$4,477,000
Income taxes paid	$1,334,000	$394,000

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

CamelBak Acquisition Corporation and Subsidiaries
Periods ended June 30, 2015 and December 31, 2014
(unaudited)

Notes to consolidated condensed financial statements (unaudited)

Note 1 - Basis of Presentation and Responsibility for Interim Financial Statements

Basis of presentation

The financial information included in this interim report includes the accounts of CamelBak Acquisition Corporation and subsidiaries (the Company). All significant intercompany balances have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements included herein have been prepared in U.S. dollars and in accordance with U.S. generally accepted accounting principles (U.S. GAAP) by the Company without audit and, accordingly, do not include all of the annual disclosures required by U.S. GAAP. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s annual report for the year ended December 31, 2014.

In the opinion of management, the unaudited interim consolidated financial statements reflect all normal, recurring adjustments considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented using management’s best estimates and assumptions where appropriate. Management’s estimates and assumptions about future events affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates are inherently subject to judgment and actual results could differ.

Subsequent events evaluation

Subsequent events have been evaluated through August 11, 2016, the date these financial statements were available to be issued.

Fair value of financial instruments

The carrying value of the Company’s financial instruments, including cash, accounts receivable, prepaid and other assets, accounts payable, accrued expenses and line of credit approximate their fair value due to the short-term nature. Term debt with a carrying value of $85,128,000 and $95,628,000 at June 30, 2015 and December 31, 2014, respectively, approximated fair value. The fair value is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. These are considered level 2.

The Company follows US GAAP guidance that has a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of the asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities as of the measurement date. The types of instruments which would generally be included in Level 1 include listed equity securities.

Level 2 - Inputs are observable for the asset or liability, either directly or indirectly, as of the measurement date, but are other than quoted prices in active markets as in Level 1. The types of instruments which would generally be included in this category include unlisted derivative financial instruments and fixed income investments.

Level 3 - Inputs are unobservable for the instrument and include situations where there is little, if any, market activity for the instrument. The inputs into the determination of fair value require significant judgment or estimation by the reporting entity. The types of instruments which would generally be included in this category include privately held investments, partnership interests and similar interests, and beneficial interests in trusts held by others.

Warranties

The Company estimates the exposure to warranty claims based on both current and historical product sales data and warranty costs incurred. The Company assesses the adequacy of its recorded warranty liability quarterly and adjusts the amount as

CamelBak Acquisition Corporation and Subsidiaries
Periods ended June 30, 2015 and December 31, 2014
(unaudited)

Note 1 - Basis of Presentation and Responsibility for Interim Financial Statements (continued)

necessary. The warranty liability was $679,000 and $554,000 at June 30, 2015 and December 31, 2014, respectively, and is included in accrued expenses on the accompanying balance sheets.

Foreign currency

The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. For currencies other than the U.S. dollar, the financial statements are translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and average exchange rates during the year for results of operations.
Foreign currency transaction gains or losses are recognized in other income. The Company recorded foreign currency transaction net gain of $196,000 and net loss of $125,000 during the 3 and 6 month periods ended June 30, 2015 and net gain of $2,000 and $38,000 for the 3 and 6 month periods ended June 30, 2014, respectively.

Advertising

Advertising costs are expensed as incurred and included in selling, general and administrative expense in the consolidated statements of comprehensive income. Advertising costs were $365,000 and $631,000 for the 3 and 6 month periods ended June 30, 2015 and $814,000 and $1,546,000 for the 3 and 6 month periods ended June 30, 2014, respectively.

Research and development costs

Research and development costs are expensed as incurred and included in selling, general and administrative expense on the consolidated statements of comprehensive income. The Company incurred research and development expense of $1,094,000 and $1,910,000 for the 3 and 6 month periods ended June 30, 2015 and $900,000 and $1,635,000 for the 3 and 6 month periods ended June 30, 2014, respectively.

Concentration of sales and credit risk

The Company maintains cash balances, where balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 and from time to time, the Company maintains cash balances in excess of federally insured limits. The Company performs periodic credit evaluations of its customers. The Company maintains allowances for potential credit losses, and such losses have historically been within management’s expectation.

The Company’s top ten customers accounted for 51.1% and 47.2% for the 3 and 6 month periods ended June 30, 2015 and 49.3% and 45.8% for the 3 and 6 month periods ended June 30, 2014. One customer accounted for more than 10% of the Company’s sales for the 3 and 6 month periods ended June 30, 2015 and June 30, 2014. Two customers accounted for approximately 29.0% and 28.7% of accounts receivable at June 30, 2015 and December 31, 2014, respectively.

The Company’s products are primarily sold through retailers in the United States, Canada, and Europe and to various government agencies primarily in the United States and Europe. Sales in the United States accounted for 83.8% and 79.3% for the 3 and 6 month periods ended June 30, 2015 and 78.6% and 76.3% for the 3 and 6 month periods ended June 30, 2014. International sales accounted for 16.1% and 20.7% for the 3 and 6 month periods ended June 30, 2015 and 21.4% and 23.7% for the 3 and 6 month periods ended June 30, 2014, respectively.

Recently adopted and issued accounting pronouncements

In 2014, the FASB issued a new accounting standard to supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The new standard defines a five step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In 2015, the FASB issued an update to defer the effective date of this new standard by one year. The new standard is effective for annual reporting periods beginning after December 15, 2018 with early adoption permitted using either of two methods: (i) retrospective to each prior reporting period presented with the option to elect certain

CamelBak Acquisition Corporation and Subsidiaries
Periods ended June 30, 2015 and December 31, 2014
(unaudited)

Note 1 - Basis of Presentation and Responsibility for Interim Financial Statements (continued)

practical expedients as defined within the standard; or (ii) retrospective with the cumulative effect of initially applying the standard recognized at the date of initial application and providing certain additional disclosures as defined per the standard.

In April 2015, the FASB issued ASU No. 2015-03 in order to simplify presentation of debt issuance costs, the amendments in this update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update.

In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Income Taxes (“Topic 740”), Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). The objective is to simplify the presentation of deferred income taxes; the amendments require that deferred tax assets and liabilities be classified as noncurrent in a classified balance sheet. ASU 2015-17 will be effective for fiscal years beginning after December 15, 2017. Earlier application is permitted for all entities as of the beginning of an annual reporting period. The amendment may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented.

In February 2016, the FASB issued an accounting pronouncement related to the accounting for leases. This pronouncement requires lessees to record most leases on their balance sheet, while expense recognition on the statement of operations remains similar to current lease accounting guidance. The guidance also eliminates real estate-specific provisions and modifies certain aspects of lessor accounting. Under the new guidance, lease classification as either a finance lease or an operating lease will determine how lease-related revenue and expense are recognized. The pronouncement is effective for fiscal years beginning after December 15, 2019.

The Company is currently evaluating the impact of the adoption of these standards on its consolidated financial statements.

Note 2 - Inventory

Inventory is comprised of the following:

	June 30, 2015	December 31, 2014

Raw materials	$4,211,000	$3,160,000
Work in progress and subassemblies	2,767,000	2,624,000
Finished goods	23,795,000	21,727,000
Total	$30,773,000	$27,511,000

CamelBak Acquisition Corporation and Subsidiaries
Periods ended June 30, 2015 and December 31, 2014
(unaudited)

Note 3 - Goodwill and intangible assets

As of June 30, 2015 and December 31, 2014, goodwill and intangible assets are comprised of the following:

	June 30, 2015	Estimated useful life

Customer relationships	$79,000,000	15
Technology	23,000,000	6-11
Patents	1,400,000	9
Non-compete agreements	1,200,000	1-2
	104,600,000
Accumulated amortization:	(34,595,000)
Trade names, not subject to amortization	88,400,000
Total intangibles	158,405,000
Goodwill	$5,546,000

	December 31, 2014	Estimated useful life

Customer relationships	$79,000,000	15
Technology	23,000,000	6-11
Patents	1,400,000	9
Non-compete agreements	1,200,000	1-2
	104,600,000
Accumulated amortization:	(30,239,000)
Trade names, not subject to amortization	88,400,000
Total intangibles	162,761,000
Goodwill	$5,546,000

Amortization expense for the quarters ended June 30, 2015 and 2014 was $2,178,000. For the six month periods ended June 30, 2015 and 2014 it was $4,356,000.

Estimated charges to amortization expense of intangible assets over the next five years are as follows:

As of June 30, 2015
Years ending December 31,
Remainder of 2015	$4,356,000
2016	8,712,000
2017	7,962,000
2018	6,462,000
2019	6,462,000
Thereafter	36,051,000
Total	$70,005,000

Note 4 - Debt

On January 1, 2015, the Company amended the credit agreement with Compass Group Diversified Holdings, LLC (“Compass”). The outstanding Term B Loan was paid in full with proceeds from an additional Revolving Loan in the amount of $10,000,000, and the advance of an additional Term A Loan. Interest rates changed for the Term A and the Revolving Credit Facility. No other significant terms were modified. The Company paid an amendment fee of $100,000 in connection with the amended credit agreement which is being amortized over the life of the loan.

CamelBak Acquisition Corporation and Subsidiaries
Periods ended June 30, 2015 and December 31, 2014
(unaudited)

Note 4 - Debt (continued)

The Term A maturity date is August 31, 2017. The Term A loan requires quarterly principal payments of $250,000, commencing December 31, 2011 and continuing to the maturity date, with the remaining balance due August 31, 2017. Prior to repayment The Term B loan maturity date was August 31, 2018.

At the Company’s option, advances under the Revolving Credit Facility and Term A loan interest can be either base rate or LIBOR. Base rate loans bear interest at a fluctuating rate per annum equal to the greater of the prime rate of interest or the sum of the Federal Funds Rate plus 0.5%, plus a margin ranging from 3.00% to 5.00% based upon the Total Debt to EBITDA Ratio.

The base rate margin ranged from 3.00% to 4.00% prior to the loan amendment. LIBOR rate is the greater of 1.00% or the applicable LIBOR rate, plus a margin ranging from 4.00% to 6.00% based upon the Total Debt to EBITDA Ratio. The LIBOR margin ranged from 4.00% to 5.00% prior to the loan amendment.

Term B interest was at a rate per annum of 12.5% comprised only of cash interest. The Company had the right in their discretion, but not obligation, to pay all or any portion of the accrued but undischarged PIK interest in cash at any time.

The Company pays an availability fee quarterly equal to 0.5% of the unused portion of the Revolving Credit Facility. The borrowing availability under the Revolving Credit Facility at June 30, 2015 and December 31, 2014 was approximately $10.9 million and $19.9 million, respectively.

The Term A and Revolving Credit Facility with Compass are collateralized by the Company’s right, title and interest in the Company’s net assets except for certain excluded intangible assets as defined in the collateral agreement with Compass. The loan agreements also include certain financial covenants including, but not limited to, requirements to maintain certain fixed charges and leverage ratios. As of June 30, 2015 and December 31, 2014, the Company was in compliance with all financial covenants under its credit agreements.

Long-term debt and the related current portion consist of the following:

	June 30, 2015	December 31, 2014

Term A loan	$85,128,000	$42,217,000
Term B loan	—	53,411,000
	85,128,000	95,628,000
Less current portion	(1,000,000)	(1,000,000)
Long-term debt	$84,128,000	$94,628,000

Note 5 - Income taxes

The Company determines the interim tax provision by applying an estimate of the annual effective tax rate to the year-to-date pretax book income and adjusts for discrete items, if any, during the reporting period. The effective income tax rate for the three and six months ended June 30, 2015 and 2014 was 40.6% and 47.0%, respectively.

Note 6 - Commitments and contingencies

Legal

In the ordinary course of business, the Company may become the subject of various claims and litigation. The Company maintains insurance to cover many of its potential losses, and it is subject to various deductibles with respect to its insurance. It is possible, however, that an unexpected claim, lawsuit, judgment or result could be made or rendered against the Company in cases in which it could be uninsured, underinsured or in amounts beyond the amounts it currently has reserved or anticipates incurring.

CamelBak Acquisition Corporation and Subsidiaries
Periods ended June 30, 2015 and December 31, 2014
(unaudited)

Note 7 - Employee retirement plan

The Company maintains a 401(k) plan for employees who are at least 21 years of age, and the employees are eligible to participate the 1st of the month after 30 days of employment. Non-resident aliens and part-time/temporary/seasonal employees are not eligible. Company contributions are based on the amounts contributed by eligible employees up to 3% of an eligible employee’s salary. The total employer contributions were $71,000 and $142,000 for the 3 and 6 month periods ended June 30, 2015 and $65,000 and $131,000 for the 3 and 6 month periods ended June 30, 2014, respectively.

Note 8 - Related party transactions

The Company entered into various loans and other related party transactions with its majority stockholder, Compass. Total related party amounts outstanding were $100,045,000 and $101,124,000 as of June 30, 2015 and December 31, 2014, respectively. Interest and commitment fees paid on the Compass loans were $1,516,000 and $2,514,000 for the 3 and 6 month periods ended June 30, 2015 and $2,587,000 and $4,513,000 for the 3 and 6 month periods ended June 30, 2014, respectively. In addition, there was an annual management fee of $125,000 and $250,000 for the 3 and 6 month periods ended June 30, 2015 and June 30, 2014, to Compass Group Management, LLC, the manager of the day-to-day operations and affairs of Compass.

Note 9 - Subsequent Events

On August 3, 2015, Vista Outdoor, Inc. completed the acquisition of CamelBak Products, LLC for total consideration of $412,500,000, subject to a customary working capital adjustment, utilizing cash on hand and borrowings under our existing credit facilities.